EXHIBIT 2.1

ASSET SALE AGREEMENT
BETWEEN
CRONOS GLOBAL INCOME FUND XV, L.P.
AND
P&R Equipment & Finance Corporation
Dated as of August 1, 2011

ASSET SALE AGREEMENT

ASSET SALE AGREEMENT
     THIS ASSET SALE AGREEMENT is entered into as of this 1st day of August, 2011 by and between Cronos Global Income Fund XV, L.P., a limited partnership organized and existing under the laws of the State of California (“Seller”), and P&R Equipment & Finance Corporation, a company organized and existing under the laws of Switzerland, (“Buyer”).
Recitals
     A. Seller owns the marine dry cargo shipping containers listed on Exhibit A attached and made a part hereof (each, a “Container” and collectively, the “Containers”).
     B. Seller is managed by its General Partner, Cronos Capital Corp., a California corporation (“CCC”).
     C. Seller desires to sell the Containers and certain related assets, and Buyer wishes to purchase the same on the terms and conditions set forth below.
     D. The Index of Definitions at the end of this Agreement sets forth an index of the defined terms contained herein for the convenience of the parties, but is not incorporated into this Agreement.
Agreement
     1. Closing of Transaction. The closing (“Closing”) shall be held at, or directed from, the offices of Seller, at 10:00 a.m., San Francisco time, on August 1, 2011 (the “Closing Date”) or at such other time and place as the parties may mutually agree.
     2. Assets and Liabilities to Be Transferred.
          2.1 Assets to Be Sold. On the Closing Date, subject to the terms and conditions set forth herein, Seller shall, provided that all of the conditions set forth in Section 7 hereto have been satisfied, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and take from Seller, in each case effective as of July 1, 2011 (the “Effective Date”), all of Seller’s right, title and interest in and to the following assets in clauses (a) through (f) below (collectively, the “Sold Assets”), free and clear of all liabilities, debts, mortgages, liens, and encumbrances except as set forth in this Agreement:
               a. The Containers; such Containers being hereinafter referred to, collectively, as the “Sale Containers”;
               b. All right, title and interest of the Seller in any lease to which any Sale Container is subject on the Effective Date (each, a “Lease” and collectively, the “Leases”), in each case, to the extent (but only to the extent) of each Sale Container subject to the terms of such Lease (it being acknowledged and agreed that containers owned by various persons may be subject to the terms of a Lease);

               c. All of Seller’s right, title and interest in and to (i) any purchase agreement pursuant to which Seller acquired any of the Sale Containers, (ii) warranties by the manufacturers or original sellers of the Sale Containers, in each case, to the extent (but only to the extent) that such purchase agreement or warranty relates to a Sale Container, and (iii) any security deposit(s) held by Seller under a Lease to the extent (but only to the extent) that such security deposit relates to a Sale Container;
               d. All proceeds of the Sale Containers to the extent accrued on or after the Effective Date, including, without limitation, payments of rent, termination values, casualty values and insurance payments accrued with respect to the Sale Containers on or after the Effective Date; and
               e. All books, files, papers, correspondence, databases, documents, records and other documentation thereof regarding any of the Sale Containers that are maintained on behalf of Seller by CCC in the ordinary course of business (the “Books and Records”); provided, however, that, as long as CCC’s affiliate, Cronos Containers (Cayman) Ltd., a company organized and existing under the laws of the Cayman Islands (“CAY”), manages the Sale Containers for Buyer, then and in such event the Books and Records shall be maintained by and in the possession of CAY, except as otherwise directed by Buyer as owner of the Sale Containers.
          2.2 Seller / CCL Leasing Agent Agreement. Seller and an affiliate of CCC, Cronos Containers Limited, a corporation organized and existing under the laws of England and Wales (“CCL”), are parties to a Leasing Agent Agreement, dated as of December 16, 1993 (the “Leasing Agent Agreement”), pursuant to which CCL provides lease management services to Seller with respect to Seller’s marine cargo containers, including the Sale Containers. At the Closing, Seller and CCL shall terminate the Leasing Agent Agreement with respect to the Sold Assets, effective as of the Closing, pursuant to a Termination Agreement (Leasing Agent Agreement).
          2.3 Assumed Liabilities. On the Closing Date, the Buyer shall, provided that all of the conditions set forth in Section 7 hereto have been satisfied, assume, perform or otherwise discharge all obligations arising on or after the Effective Date with respect to the Sale Containers and the other Sold Assets. The Buyer shall not assume any liability or obligation of the Seller occurring or arising prior to the Effective Date with respect to the Sale Containers and the other Sold Assets, all of which are hereby disclaimed.
          2.4 Correspondence and Payments. CCC, on behalf of Seller, shall forward to the Buyer or its designee by overnight delivery service, no later than three (3) business days immediately following the Seller’s receipt thereof, any and all checks, wire transfers and correspondence related to any Sold Asset to the extent that such checks, wire transfers, or correspondence are received by the Seller on or after the Closing Date and relate to proceeds of the Sale Containers payable after the Effective Date for periods beginning on or after the Effective Date. It is agreed that any cash payment received from and after the Effective Date from any lessee with respect to the Lease of a Sale Container (to the extent that such cash payment relates to a Sale Container) will be applied as designated by the lessee and that if the lessee does not designate application of the cash payment, then such payment will be applied to the oldest outstanding invoice(s). Any payments prepaid under any Lease with respect to a Sale Container will be prorated as of the Effective Date.

     3. Purchase Price.
          3.1 Purchase Price and Payment. The purchase price (“Purchase Price”) for the Sold Assets shall be nine million eight hundred one thousand eight hundred sixty-four United States Dollars (US $9,801,864).
          3.2 Manner of Payment. The Purchase Price will be payable by the Buyer to the Seller on the Closing Date by wire transfer of same day funds to the following account:

Bank:	Bank of America
Beneficiary:	Cronos Global Income Fund XV, L.P.
Bank Address:	315 Montgomery St. 13th Floor
San Francisco, CA 94104
Swift Code:	BOFAUS6S
ABA Number:	121 000 358
Account Number:	02951-12860
     4. Representations and Warranties of Seller. As used in this Agreement, references to Seller’s knowledge shall mean to the actual knowledge of the officers of CCC. Except as disclosed in the Seller Disclosure Schedule, attached and a part hereof, or otherwise in a writing, receipt of which Buyer has acknowledged, Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (unless an earlier date is set forth below), that:
          4.1 Existence, Power and Authority. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the state of California and has all requisite authority to enter into this Agreement and to consummate the transactions contemplated hereby.
          4.2 Authorization. The execution and delivery of this Agreement and the performance by Seller hereunder have been duly authorized by all requisite partnership action and proceedings of Seller, and in accordance with applicable provisions of its organizational documents and applicable law. This Agreement has been duly executed and delivered by Seller, and this Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.
          4.3 No Conflict. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated herein do not and will not (i) violate, conflict with or constitute a default under any provision of Seller’s charter documents, (ii) conflict with or result in a breach of any indenture or other agreement to which Seller is a party or by which Seller or its properties are bound, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Seller or its properties, or (iv) constitute a violation by Seller of any law or regulation applicable to it or its properties, except in any case where such violation would not have a material adverse affect on the financial condition of Seller or its ability to perform its obligations under this Agreement.

          4.4 Consents. The execution, delivery and performance by Seller of, and the consummation of the transactions contemplated by this Agreement do not require (i) any approval or notice to or consent of any person, or any holder of any indebtedness or obligation of Seller or any other party to any agreement binding on the Seller, or (ii) any notice to or filing or recording with, or any consent or approval of, any governmental body, except for approvals, consents, notices, filings and recordings that will have been obtained or given or made on or prior to the Closing.
          4.5 Legal Proceedings. There are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened, against Seller or the Sale Containers and the other Sold Assets before any court, arbitrator, administrative or governmental body that, if adversely determined, would hinder or prevent Seller’s ability to carry out the transactions contemplated by this Agreement or affect the right, title or interest of Seller in the Sale Containers or the other Sold Assets, and, to Seller’s knowledge, there is no basis for any such suits or proceedings.
          4.6 Title. Seller is the lawful and rightful owner of the Sale Containers and the other Sold Assets and has good right and title to sell the same to Buyer. At the Closing, Seller will convey title to the Sale Containers and the other Sold Assets to Buyer free and clear of all liens, charges, security interests, or other encumbrances, subject only to the rights of lessees under Leases of the Sale Containers and to the Equipment Management Agreement in the form of Exhibit D hereto (the “Management Agreement”) to be entered into at Closing by and between CAY, as manager of the Sale Containers, and Buyer, as owner of the Sale Containers.
          4.7 No Agreements. Effective as of the Closing, there shall be no agreements, letters, certificates or other documents of any kind relating to the Sale Containers or the other Sold Assets which will be binding on Buyer or which will create a lien, charge, security interest or other encumbrance (except as created by, or on behalf of, Buyer) in or on the Sale Containers or any part thereof after the Closing Date.
          4.8 Compliance with Laws and Regulations. To Seller’s knowledge, Seller’s ownership of the Sale Containers has complied, in all material respects, with all applicable laws, orders or regulations.
          4.9 Brokers and Finders. Seller shall be solely responsible for the payment and discharge of any broker’s or finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Seller.
          4.10 UCC Information. The legal name of the Seller is as set forth on the signature page hereof. The Seller does not utilize any trade names or doing business names. The chief executive office of the Seller is located at One Front Street, Suite 925, San Francisco, California 94111.
          4.11 No Violation of Leases. The transfer and conveyance to the Buyer of the Sold Assets will not, to the knowledge of Seller, violate the terms or provisions of any Lease to which a Sale Container is subject on the Closing Date or any other agreement to which the Seller then is a party or by which it is bound.

          4.12 Rights to Leases. The right, title and interest of Seller with respect to each Lease (in each case, to the extent, but only to the extent, related to a Sale Container) are assignable by the Seller without the consent of any person other than consents which will have been obtained on or before the Closing Date.
          4.13 Registration. To the knowledge of Seller, each Sale Container has been registered, by virtue of its container identification number which is included in a range of container identification numbers registered in the name of CCL, as agent for container owners, in the official register of the Bureau International des Containers (Paris).
          4.14 Exclusive Warranties. The provisions of this Section 4 state the sole and exclusive warranties made by Seller to Buyer with respect to the subject matter of this Agreement and are in lieu of any and all other warranties, express or implied (except for the implied warranty of good faith and fair dealing).
     5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date (unless an earlier date is set forth below), that:
          5.1 Existence, Power and Authority. Buyer is a company with limited liability, duly organized, validly existing and in good standing under the laws of Switzerland and has all requisite authority to enter into this Agreement and to consummate the transactions contemplated hereby.
          5.2 Authorization. The execution and delivery by Buyer of this Agreement, and the performance by Buyer hereunder and thereunder, have been duly authorized by all requisite organizational action and proceedings of Buyer and in accordance with applicable provisions of its organizational documents and applicable law. This Agreement has been duly executed and delivered by Buyer, and this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.
          5.3 No Conflict. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby, do not and will not (i) violate, conflict with or constitute a default under any provision of Buyer’s charter documents, (ii) conflict with or result in a breach of any indenture or other agreement to which Buyer is a party or by which Buyer or its properties are bound, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Buyer or its properties, or (iv) constitute a violation by Buyer of any law or regulation applicable to Buyer or its properties, except in any case where such violation would not have a material adverse affect on the financial condition of Buyer or its ability to perform its obligations under this Agreement.
          5.4 Consents. The execution, delivery and performance by Buyer of this Agreement do not require (i) the approval or consent of or notice to any person, or any holder of any indebtedness or obligation of Buyer or any other party to any agreement binding on the Buyer, or (ii) any notice to or filing or recording with, or any consent or approval of, any governmental body, except for approvals, consents, notices, filings and recordings that will have been obtained or given or made prior to the Closing.

          5.5 Legal Proceedings. There are no actions, suits or proceedings pending, or to Buyer’s knowledge, threatened, against Buyer before any court, arbitrator or administrative or governmental body that, if adversely determined, would hinder or prevent Buyer’s ability to carry out the transactions contemplated by this Agreement, and, to Buyer’s knowledge, there is no basis for any such suits or proceedings.
          5.6 Brokers and Finders. Buyer shall be solely responsible for the payment and discharge of any broker’s or finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Buyer.
          5.7 Exclusive Warranties. The provisions of this Section 5 state the sole and exclusive warranties made by Buyer to Seller with respect to the subject matter of this Agreement and are in lieu of any and all other warranties, express or implied (except for the implied warranty of good faith and fair dealing).
     6. Covenants of the Parties.
          6.1 Closing. Each of the parties shall use all commercially reasonable efforts to fulfill or obtain the fulfillment of conditions set forth herein as they relate to such party on or prior to the Closing.
          6.2 Information; Further Assurances. Buyer and Seller each covenants to the other that (i) if any event should occur, either within or without the knowledge or control of Buyer or Seller, that would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transactions contemplated by this Agreement, Buyer and Seller shall use its or their good faith efforts to cure the same as expeditiously as possible, and (ii) such party will execute and deliver such instruments and take such other action as the other party may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.
          6.3 Sales Tax. It is the expectation of the parties that the transfer contemplated by this Agreement shall be exempt from state and local sales, use, transfer or similar taxes. If, however, any such sales, use, transfer or similar tax is imposed by any state, local authority or jurisdiction on the transfer of the Sale Containers as contemplated herein, Buyer shall bear and be responsible for the payment of the amount of such tax (including any related interest or penalties). Upon receipt of notice of any such tax or imposition, the party receiving the notice shall promptly provide a copy to the other party. Either party may, at its own cost and expense, commence and participate in a contest of the validity, applicability or amount of any such tax or other imposition.
          6.4 Acceptance/Inspection Certificates. As soon as practicable after the Closing, Seller shall deliver to Buyer true and correct copies of the Acceptance/Inspection Certificates from the certification organization selected by Seller to inspect the Sale Containers.
          6.5 Seller’s Maintenance and Operating Covenant. Seller will cause the Sold Assets to be maintained, operated and managed in accordance with the terms of the Leasing Agent Agreement until the Closing Date.

     7. Conditions to Closing.
          7.1 Conditions to the Obligations of Buyer. The obligations of Buyer to purchase the Sold Assets and otherwise to effect the transactions contemplated hereby shall be subject to satisfaction, as of the Closing Date, of the following conditions (except to the extent any of the following conditions shall have been expressly waived in writing by Buyer):
               a. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such Closing Date, other than representations and warranties limited to a specific date.
               b. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.
               c. Buyer shall have received from Seller a certificate duly executed by Seller certifying as to the fulfillment of the conditions set forth in the foregoing subsections of this Section 7.1.
               d. The following documents shall have been delivered to Buyer: (i) a Bill of Sale, in the form attached hereto as Exhibit B hereto, for the Sale Containers, executed by Seller; (ii) a copy of the Termination Agreement in the form of Exhibit C hereto, executed by Seller and CCL, to be effective as of the Closing Date; (iii) a counterpart of the Management Agreement signed by CAY, as manager of the Sale Containers, to be effective as of the Closing Date; and (iv) all other agreements, instruments, certificates and other documents reasonably requested by Buyer prior to the Closing Date to effect the transactions contemplated by this Agreement.
               e. All other permits, approvals, authorizations and consents of third parties necessary for the consummation of the transactions contemplated herein, as set forth in the Seller Disclosure Schedule, shall have been obtained.
               f. No preliminary or permanent injunction or other order issued by any court of competent jurisdiction or regulatory body which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement shall be in effect, nor shall any request for any such injunction be pending.
          7.2 Conditions to the Obligations of Seller. The obligations of Seller to sell the Sold Assets and otherwise to effect the transactions contemplated hereby shall be subject to the satisfaction, as of the Closing, of the following conditions (except to the extent any of the following conditions shall have been expressly waived in writing by Seller):
               a. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date.
               b. Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it hereunder on or prior to the Closing Date (including, without limitation, the payment of the Purchase Price).
               c. Seller shall have received from Buyer a certificate duly executed by Buyer certifying as to the fulfillment of the conditions set forth in foregoing subsections of this Section 7.2.
               d. The following documents shall have been delivered to Seller: (i) a counterpart of the Management Agreement, signed by Buyer, as owner of the Sale Containers, effective as of the Closing Date; and (ii) all other agreements, instruments, certificates and other documents reasonable, as requested by Seller prior to the Closing Date to effect the transactions contemplated by this Agreement.
               e. All other permits, approvals, authorizations and consents of third parties necessary for the consummation of the transactions contemplated herein, as set forth in the Seller Disclosure Schedule, shall have been obtained.
               f. No preliminary or permanent injunction or other order issued by any court of competent jurisdiction or regulatory body which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement shall be in effect, nor shall any request for any such injunction be pending.
     8. Disclaimer of Warranties by Seller. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE SELLER SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, NOW OR HEREAFTER, AS TO THE CONDITION, DESIGN, OPERATION, MAINTENANCE, VALUE, MARKETABILITY, MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE OF ANY OF THE SOLD ASSETS OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF ANY OF THE SOLD ASSETS AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, DEALING OR USAGE OF THE TRADE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER DISCLAIMS ANY LIABILITY TO BUYER WITH RESPECT TO THE CONDITION OF THE SOLD ASSETS, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY IN TORT OR ARISING FROM NEGLIGENCE, STRICT LIABILITY OR FOR LOSS OR INTERRUPTION OF USE, PROFIT OR BUSINESS OR OTHER CONSEQUENTIAL INJURY, AND BUYER WAIVES, RELEASES, RENOUNCES AND DISCLAIMS EXPECTATION OF OR RELIANCE UPON ANY SUCH WARRANTY OR WARRANTIES.
     9. Indemnification.
          9.1 Subject to the provisions of Section 9.3 below, Seller and CCC, jointly and severally, agree to indemnify, defend and hold Buyer and its officers, directors, partners, employees and agents harmless from and against any and all losses, liabilities, claims, damages, compromises, settlements, judgments, or expenses (including costs of investigation and defense and reasonable attorneys’ fees), arising, directly or indirectly, from or in connection with any material inaccuracy in or material breach of any representation or warranty of Seller or Seller’s breach or failure to perform any covenant or obligation made by Seller in this Agreement or in any document, certificate or schedule delivered by Seller hereunder (collectively, the “Seller Liabilities”).

          9.2 Subject to the provisions of Section 9.3 below, Buyer agrees to indemnify, defend and hold Seller and CCC and their officers, directors, partners, employees and agents harmless from and against any and all losses, liabilities, claims, damages, compromises, settlements, judgments, or expenses (including costs of investigation and defense and reasonable attorneys’ fees), arising, directly or indirectly, from or in connection with any material inaccuracy in or material breach of any representation or warranty of Buyer or Buyer’s failure to perform any covenant or obligation made by Buyer in this Agreement or in any document, certificate or schedule delivered by Buyer hereunder (collectively, the “Buyer Liabilities”)
          9.3 Except for Claims (as defined below) resulting from the fraud of an indemnifying party or breach of the Parties’ covenants set forth in Section 6, (a) all of the representations, warranties, covenants and obligations made by Seller and Buyer herein shall survive the Closing only for a period expiring at midnight on December 31, 2011 (the “Claim Period”) and (b) the obligations of Seller and CCC to indemnify Buyer, on the one hand, and Buyer to indemnify Seller and CCC, on the other hand, under this Section 9 shall survive Closing only with respect to Claims made during the Claim Period; provided, however, that, notwithstanding the foregoing, no Claim may be initiated or asserted by Buyer against Seller after the Closing Date. The term “Claim” shall mean any matter with respect to one or more of the Seller Liabilities or Buyer Liabilities for which indemnification is sought by Buyer or Seller and CCC hereunder, respectively. Any Claim not made during the Claim Period shall be the sole responsibility of Buyer or Seller and CCC, as the case may be, and Buyer or Seller and CCC, as the case may be, shall have no recourse against the other party with respect thereto. No indemnification shall be required to be made pursuant to Section 9.1 or Section 9.2 until the extent that the aggregate unsatisfied Seller Liabilities or Buyer Liabilities arising under Section 9.1 or Section 9.2, as the case may be, exceed, individually or in the aggregate, the sum of Ten Thousand U.S. Dollars (US $10,000), respectively; if Seller Liabilities or Buyer Liabilities exceed such sum, then any indemnification required to be made pursuant to Section 9.1 or Section 9.2 shall include all unsatisfied Seller or Buyer liabilities, as the case may be. Except for Claims resulting from the fraud of an indemnifying party, the indemnification obligations under Section 9.1 and Section 9.2 shall not apply to any Seller Liabilities or Buyer Liabilities, as the case may be, in excess of an amount equal to the Purchase Price.
     10. Miscellaneous.
          10.1 Further Assurances. Each of Seller and Buyer agrees to execute, acknowledge, deliver, file and record, or cause to be executed, acknowledged, delivered, filed and recorded, such further documents or other papers, and to do all such things and acts, as the other party may reasonably request in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. Seller shall send Buyer, upon its receipt thereof, all payments, notices, communications and any other documents with respect to the Sale Containers which any of them receives subsequent to the Closing Date.
          10.2 Expenses. Except as provided otherwise in this Agreement, each party shall bear such party’s respective costs and expenses (including all legal and accounting expenses) relating to this Agreement, the negotiations leading up to this Agreement, and the performance of this Agreement and the consummation of the transactions contemplated hereby.
          10.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by overnight delivery service, by registered or certified mail, first class, postage prepaid, or by telecopy or similar written means of communication, to the receiving party at the address shown below or such other address of which the receiving party has given notice hereunder. Any notice shall be deemed to have been given and received if: (a) sent by registered or certified mail, as of the close of the third (3rd) business day following the date so mailed; (b) if personally delivered, on the date delivered; (c) on the date sent if sent by telecopy on a business day; and (d) on the next business day after the date sent in all other cases. Addresses for notices are as follows:

Seller:	Cronos Global Income Fund XV, L.P.
c/o Cronos Capital Corp.
One Front Street. Suite 925
San Francisco, California 94111
USA
Attention: Mr. Frank Vaughan
Telephone: +1 (415) 677-8990
Fax: +1 (415) 677-9196
Email: frank.vaughan@cronos.com

Buyer:	P&R Equipment & Finance Corporation
Industriestrasse 16
CH 6300
Zug, Switzerland
Attention:  Hr. Harald Roth
Telephone: +41 41 710 9322
Fax: +41 41 710 9383
Email: harald.roth@przug.ch

With a copy to:
Transportation Capital Partners, LLC
c/o Hakman Capital Corporation
1350 Bayshore Highway, Suite 600
Burlingame, CA 94010
USA
Attention: Mr. Dennis DiSalvo
Telephone: +1(650) 348-1700
Fax: +1(650) 348-6872
Email: dd@hakman.com
          10.4 Waivers and Amendments. This Agreement may be amended, superseded, modified, supplemented or terminated, and the terms hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.
          10.5 Assignment, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and administrators, and permitted assigns. No party shall assign any of its rights or obligations hereunder without the prior written consent of the other parties. The Seller hereby agrees that Buyer may assign Buyer’s rights under this Agreement to a financial institution providing financing to Buyer for all or any portion of the Purchase Price.
          10.6 Applicable Laws. This Agreement shall be construed and governed by the internal laws, and not the law of conflicts, of the state of California.
          10.7 Dispute Resolution. Should any dispute or controversy arising from or relating to this Agreement arise between the parties that the parties are incapable of resolving themselves through good faith negotiation, then such dispute or controversy shall be submitted for resolution by JAMS in San Francisco, California, or at such other location as is agreed upon by the parties. Any dispute shall first be submitted to JAMS for mediation pursuant to the mediation services provided by JAMS. Should the dispute between the parties not be successfully mediated by JAMS within sixty (60) days of its submission (subject to any extension agreed to by the parties) then and in such event the dispute shall be submitted for binding arbitration by JAMS pursuant to the rules and practices of JAMS. Unless agreed to by the parties, the representative of JAMS who attempts to mediate any dispute between the parties shall not be the representative of JAMS who arbitrates the dispute. Judgment upon any award by the arbitrator(s) may be entered in the superior court in and for the County of San Francisco or the federal district for the Northern District of California. It is agreed that the prevailing party in any such arbitration or other action arising from or relating to this Agreement shall be entitled to reimbursement of its reasonable costs and expenses, including its attorneys’ fees. Each party consents to the exercise over it of personal jurisdiction by the arbitrator(s) selected by JAMS to resolve any dispute hereunder, and by the superior court in and for the County of San Francisco and the federal district court for the Northern District of California.
          10.8 Attorneys’ Fees; Prejudgment Interest. In the event of commencement of either arbitration or suit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to receive such attorneys’ fees and costs as may be adjudged reasonable in addition to any other relief granted. Any award of damages as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law.
          10.9 Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement among the parties hereto, and no party hereto shall be bound by any communications between them on the subject matter hereof unless such communications are in writing and bear a date contemporaneous with or subsequent to the date hereof. Any prior written agreements or letters of intent among the parties relating to the subject matter hereof shall, upon the execution of this Agreement, be null and void.
          10.10 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.
          10.11 Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation hereof.
          10.12 Construction. No provision of this Agreement shall be construed against any party on the ground that such party or such party’s counsel drafted the provision.
          10.13 Counterparts. This Agreement may be executed in two (2) or more facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
          10.14 Time of Essence. Time is of the essence.
          10.15 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller and Buyer and shall create no rights of any nature in any person or entity not a party hereto.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first herein written.

SELLER:

CRONOS GLOBAL INCOME FUND XV, L.P.

By:	CRONOS CAPITAL CORP. General Partner

By:	/s/ Frank Vaughan
	Name:	Frank Vaughan
	Title:	Director

BUYER:

P&R Equipment & Finance Corporation

By:	/s/ Harald Roth
Name: Harald Roth
Title: CEO

List of Exhibits

A	List of Containers

B	Form of Bill of Sale

C	Form of Equipment Management Agreement

Index of Definitions
This Index of Definitions is included with this Agreement for the convenience of the parties. It is not intended to be a part of this Agreement.

Term	Location in Agreement
Books and Records	2.1.e
Buyer	Preamble
Buyer Liabilities	9.2
CAY	2.1e
CCL	2.2
Claim	9.3
Claim Period	9.3
Closing	1
Closing Date	1
Containers	Recital A
Effective Date	2.1
Leases	2.1.b
Management Agreement	4.6
Purchase Price	3.1
Sale Containers	2.1.a
Seller	Preamble
Seller Disclosure Schedule	4
Seller Liabilities	9.1
Sold Assets	2.1
Termination Agreement	2.2

Seller Disclosure Schedule
Seller’s Disclosures: None

Exhibit A
List of Containers
[Omitted; To be made Available to the Commission
Supplementally Upon Request of the Commission]

Exhibit B
Form of Bill of Sale

1

BILL OF SALE
     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CRONOS GLOBAL INCOME FUND XV, L.P., a California limited partnership (“Seller”) does hereby sell, assign and transfer unto P&R Equipment & Finance Corporation, a company organized under the laws of Switzerland (“Buyer”), and its successors and assigns, all right, title and interest of Seller in and to the marine cargo containers and related equipment listed on Schedule 1 attached hereto (the “Containers”) to have and to hold the same unto Buyer, its successors and assigns, forever.
     Seller hereby warrants that it has good and marketable title to the Containers, and that Seller’s title thereto is free and clear of all liens, charges, security interests, or other encumbrances originating by, through, or under Seller, except for the use and possessory interests of third party lessees of the Containers.
     This Bill of Sale is being delivered in connection with the Asset Sale Agreement between Seller and Buyer dated as of August 1, 2011 (the “Asset Sale Agreement”). EXCEPT FOR THE WARRANTY OF TITLE AS EXPRESSLY SET FORTH IN THIS BILL OF SALE AND THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THE ASSET SALE AGREEMENT, THE CONTAINERS ARE BEING SOLD TO BUYER BY SELLER “AS-IS” “WHERE-IS”, WITHOUT ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED, AND SELLER SHALL NOT, BY VIRTUE OF HAVING SOLD THE CONTAINERS HEREWITH, BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, NOW OR HEREAFTER, AS TO THE CONDITION, DESIGN, OPERATION, MAINTENANCE, VALUE, MARKETABILITY, MERCHANTABILITY, OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE OF THE CONTAINERS OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE CONTAINERS AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, DEALING OR USAGE OR THE TRADE.
[Signature page follows.]

2

     IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the first day of August, 2011.

SELLER:

CRONOS GLOBAL INCOME FUND XV, L.P.

By:	CRONOS CAPITAL CORP. General Partner

By:
Name:	Frank Vaughan
Title:	Director

3

Schedule 1
to
Bill of Sale
List of Equipment

4

Exhibit C
Form of
Equipment Management Agreement